FORM OF

                                   EATON VANCE
                               SENIOR INCOME TRUST




                           Dividend Reinvestment Plan

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      Dear Shareholder:

            We are pleased that you have chosen to invest in Eaton Vance Senior Income Trust (the "Fund") and are happy to provide you with a Dividend Reinvestment Plan (the "Plan") for the automatic reinvestment of your dividends and capital gains distributions. The features of the Plan are described in this brochure. To participate automatically in the Plan, either your common shares of beneficial interest of the Fund ("Shares") must be registered in your name, or if your Shares are held in nominee or "street" name through your broker-dealer, your broker-dealer must be a participant in the Plan.

            You may terminate your participation in the Plan at any time and thereby elect to receive future dividends in cash instead of Shares. If you have previously terminated your participation in the Plan, you may rejoin it at any time by notifying First Data Investor Services Group. You also may withdraw a portion of your Shares credited to your account under the Plan and remain a participant with respect to future distributions.

            We invite you to review the Plan. If your Shares are registered in your own name, you are automatically enrolled as a participant in the Plan. If you do not wish to be a participant in the Plan, simply complete and mail the withdrawal card in the enclosed business reply envelope. A broker-dealer is automatically enrolled as a participant in the Plan until it withdraws from the Plan. If your Shares are registered in nominee or "street" name through your broker-dealer and your broker-dealer is a participant in the Plan, your Shares will be included in the Plan; however, your broker-dealer may offer a service under which you may elect to have your dividends and distributions paid in cash. If your broker-dealer has terminated participation in the Plan, you will receive any future dividends or distributions in cash; however, your broker-dealer may offer a similar service under which you may elect to have cash dividends and distributions reinvested by your broker-dealer in additional Shares. You should contact your broker-dealer in this regard.

      Sincerely,



      James B. Hawkes,
      President

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TERMS AND CONDITIONS OF EATON VANCE SENIOR INCOME TRUST DIVIDEND  REINVESTMENT
PLAN

      All shareholders who own common shares of beneficial interest (the "Shares") participating (the "Participants") in the Dividend Reinvestment Plan (the "Plan") of the Eaton Vance Senior Income Trust (the "Fund") will be bound by the following provisions:

      First Data Investor Services Group (the "Agent") will act as Agent for each Participant, and will open an account for each Participant under the Plan in the same name as their present Shares are registered, and put into effect for them the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gains distribution.

      The Fund will declare its income dividends and capital gains distributions payable in Shares, or, at the option of the shareholders, in cash. Each Participant that does not choose cash distributions shall take such distribution entirely in Shares. If on the payment date for a dividend or distribution, the net asset value is equal to or less than the market price per Share plus estimated brokerage commissions, the Agent shall automatically receive such Shares, including fractions, for each Participant's account except in the circumstances described below. Except in such circumstances, the number of additional shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the income dividend or capital gains distribution payable by the greater of the net asset value per Share determined as of the date of purchase or 95% of the then current market price per Share on the payment date.

      Should the net asset value per share of Shares exceed the market price plus estimated brokerage commissions on the payment date for a Share or cash income dividend or capital gains distribution, the Agent or a broker-dealer selected by the Agent shall endeavor, for a purchase period of 30 days to apply the amount of such dividend or distribution on each Participant's Shares (less their pro rata share of brokerage commissions incurred with respect to the Agent's open-market purchases in connection with the reinvestment of such dividend or distribution) to purchase Shares on the open market for each Participant's account. In no event may such purchases be made more than 30 days after the payment date for such dividend except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws. If, at the close of business on any day during the purchase period the net asset value per Share equals or is less than the market price plus estimated brokerage commissions, the Agent will not make any further open-market purchases in connection with the reinvestment of such dividend or distribution. If the Agent is unable to invest the full dividend or distribution amount through open-market purchases during the purchase period, the Agent shall request that, with respect to the uninvested portion of such dividend or distribution amount, the Fund issue new Shares at the close of business on the

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earlier  of the last day of the  purchase  period or the first  day  during  the purchase period on which the net asset value per Share equals or is less than the market price, plus estimated brokerage commissions, such Shares to be issued in accordance with the term specified herein. These newly issued Shares will be valued at the then-current market price they are to be issued.

For purposes of making the dividend reinvestment purchase comparison under the Plan, (a) the market price of Shares on a particular date shall be the last sales price on the New York Stock Exchange (the "Exchange") on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date and (b) the net asset value per Share on a particular date shall be the net asset value per Share most recently calculated by or on behalf of the Fund.

      Open-market purchases provided for above may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Each Participant's uninvested funds held by the Agent will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase Shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of Shares acquired for each Participant's account. For the purpose of cash investments, the Agent may commingle each Participant's funds with those of other shareholders of the Fund for whom the Agent similarly acts as Agent, and the average price (including brokerage commissions) of all Shares purchased by the Agent as Agent shall be the price per Share allocable to each Participant in connection therewith.

      The Agent may hold each Participant's Shares acquired pursuant to the Plan together with the Shares of other shareholders of the Fund acquired pursuant to the Plan in noncertificated form in the Agent's name or that of the Agent's nominee. The Agent will forward to each Participant any proxy solicitation material; and will vote any shares so held for each Participant first in accordance with the instructions set forth on proxies returned by the Participant to the Fund, and then with respect to any proxies not returned by the Participant to the Fund in the same portion as the agent votes proxies returned by the Participants to the Fund. Upon a Participant's written request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full shares.

      Each Participant will be sent a confirmation by the Agent of each acquisition made for their account as soon as practicable but not later than 60 days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of Shares at the time of termination.

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      Any share dividends or split shares distributed by the Fund on Shares held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its shareholders rights to purchase additional shares of other securities, the Shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to each Participant.

      The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Each Participant will be charged their pro rata share of brokerage commissions on all open-market purchases.

      Each Participant may terminate their account under the Plan by notifying the Agent in writing. Such termination will be effective immediately if the Participant's notice is received by the Agent not less than ten days prior to any dividend or distribution record date, otherwise such termination will be effective shortly after the investment of such dividend distributions with respect to any subsequent dividend or distribution. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to them without charge. If a Participant elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of their Shares and remit the proceeds to them, the Agent is authorized to deduct a $5.00 fee plus brokerage commission for this transaction from the proceeds.

      These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for each Participant's account, all dividends an distributions payable on Shares of the Fund held in their name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

      The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent's negligence, bad faith, or willful misconduct or that of its employees.

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      These  terms  and  conditions  shall  be  governed  by  the  laws  of  the
Commonwealth of Massachusetts.




























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                                   EATON VANCE
                               SENIOR INCOME TRUST
                                24 Federal Street
                                  Boston, MA 02110



                                 Investment Adviser
                               Eaton Vance Management




                              Shareholder Inquires to:
                         Eaton Vance Senior Income Trust
                       c/o First Data Investor Services Group
                                  P.O. Box 5123
                             Westborough, MA 01581-5123
                            Telephone: (800) 262-1122